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                                                                    EXHIBIT 99.1


[RUSSELL CORPORATION LOGO]


For Immediate Release:          CONTACT:           Roger Holliday (Financial)
                                                   (678) 742-8181 or
                                                   Nancy Young (Media)
                                                   (678) 742-8118


                            RUSSELL CORPORATION NAMES
                           NEW CHIEF FINANCIAL OFFICER


ATLANTA, GA (September 9, 2004) - Russell Corporation (NYSE: RML) announced today that it has named Robert D. Koney, Jr. chief financial officer for the company. Koney, 47, will be responsible for all corporate financial areas as well as investor relations. He will join the company September 15 and it is anticipated that he will be elected a senior vice president of the corporation at the Board of Directors meeting in October.

"We are extremely pleased to have someone with Bob's experience in corporate finance joining our team," said Jack Ward, chairman and CEO. "His extensive involvement in all areas of finance will certainly be beneficial to Russell as we go forward with our efforts to build a global sporting goods company."

Koney will be joining Russell from Goodrich Corporation, where he has been since 1986. He joined Goodrich as general accounting manager in the specialty chemicals group and then moved to the aerospace segment as assistant controller. In 1994, he was promoted to vice president and controller of the aircraft wheel and brake operations for BF Goodrich Aerospace. After four years in that position, he was named vice president, controller and chief accounting officer for the corporation and has remained in that position since 1998.

Prior to Goodrich, Koney had been manager of federal taxation with Picker International for four years and a senior tax accountant. He began his career as a staff auditor with Arthur Andersen & Company in 1978.

Koney graduated cum laude from the University of Notre Dame with a B.B.A. degree in accounting and earned his M.B.A. degree from Case Western Reserve University. He received his Certified Public Accountant designation in 1980.

About Russell Corporation
-------------------------
Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The company's brands include: Russell Athletic(R), JERZEES(R), Spalding(R), AAI(R), Huffy Sports(R), Mossy Oak(R), Bike(R), Moving Comfort(R), Dudley(R), Cross Creek(R) and Discus(R). The company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is http://www.russellcorp.com.


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